Calculation of Filing Fee Tables
S-3
Mirum Pharmaceuticals, Inc.
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common stock, par value $0.0001 per share	Other	8,960,998	$ 104.42	$ 935,707,411.16	0.0001381	$ 129,221.20
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 935,707,411.16		$ 129,221.20
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 129,221.20
Offering Note
[1]	Represents an aggregate of 8,960,998 shares of Mirum Pharmaceuticals, Inc.'s (the "Company") common stock, par value $0.0001 per share ("common stock"), which consists of (i) 4,517,062 shares of common stock issued to certain selling stockholders in January and February 2026 in connection with the closing of the acquisition of the Company's subsidiary, Bluejay Therapeutics, Inc. ("Bluejay"), (ii) 522,375 shares of common stock that could be issued in the future in connection with such acquisition that the Company held back to satisfy any potential indemnification and certain other obligations of the prior security holders of Bluejay, (iii) 3,385,149 shares of common stock issued to certain selling stockholders in connection with the closings of two private placements immediately following the closing of the acquisition of Bluejay and (iv) 536,412 shares of common stock issuable upon the exercise of outstanding pre-funded warrants to purchase shares of common stock issued to one selling stockholder in connection with the closing of one of the previously mentioned private placements, in each case, held by the selling stockholders named in the prospectus that forms a part of this registration statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers any additional number of shares of common stock as may be issuable as a result of stock splits, stock dividends, or similar transactions with respect to the shares of common stock being registered pursuant to this registration statement. The proposed maximum offering price per share has been estimated in accordance with Rule 457(c) under the Securities Act solely for purposes of calculating the registration fee. The proposed maximum offering price per unit and the maximum aggregate offering price are based on the average of the high ($106.34) and low ($102.51) sale price of common stock, as reported on the Nasdaq Global Market on February 20, 2026, which date is within five business days prior to filing this registration statement.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Table 3: Combined Prospectuses	☑Not Applicable
	Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A